UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12
ROFIN-SINAR TECHNOLOGIES INC.
(Name of Registrant as Specified In Its Charter)
SilverArrow Capital Advisors LLP
SilverArrow Capital Holding Ltd.
SAC Jupiter Holding Ltd.
Pluto Fund Limited
Thomas Limberger
Robert Schimanko
Jordan Kovler
Gebhard Rainer
Abdullah Saleh A. Kamel
Osama H. Al Sayed

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 20, 2016, SilverArrow Capital Advisors LLP (“SilverArrow Advisors”) for and on its own behalf and on behalf of the other Participants (as defined below) issued a press release to respond to statements made by Rofin-Sinar Technologies Inc. (“Rofin” or the “Company”) criticizing the three director nominees that SilverArrow Advisors will nominate at the Company’s 2016 annual meeting of stockholders.

The Press Release dated January 20, 2016 reads as follows:

SILVERARROW CAPITAL ADVISORS LLP RESPONDS TO ROFIN-SINAR BOARD’S DECEPTIVE AND MISLEADING LETTER TO STOCKHOLDERS

LONDON, UNITED KINGDOM, JANUARY 20, 2016 - SilverArrow Capital Advisors LLP, one of the largest stockholders of Rofin-Sinar Technologies, Inc. (NASDAQ: RSTI, FRANKFURT STOCK EXCHANGE: RSI), is providing this response to the deceptive and misleading letter, dated January 14, 2016, by Rofin’s Board of Directors. SilverArrow would prefer to remain laser focused on addressing the many operational and performance issues facing the company and has no interest in joining the Board’s mud slinging contest. However, due to the numerous incorrect statements contained in the letter, we need to respond to the Board’s latest attempt to distract stockholders from the real issues.

The Rofin Board’s letter provides yet another piece of compelling evidence that this Board is entrenched and desires nothing more than to set itself in stone. The deceptive manner in which the Board has gone about impugning Mr. Limberger and Mr. Kovler makes it clear that the Rofin Board feels threatened by our demands for openness, transparency, good corporate governance and the SilverArrow director nominees. At least now the choice is clear: Vote for SilverArrow’s proposals to add new directors, improve corporate governance and provide a new direction that will unlock the true value of the Company...or allow this promising company to continue to stagnate with an entrenched Board.

The Board’s offensive remarks about the qualifications of SilverArrow’s director slate amount to petty gossip, drawn from questionable sources and lack any substance. You should not be deceived. The Rofin Board desires to distract stockholders from the fact that the Rofin Nominating Committee intentionally did not follow a proper process for reviewing the SilverArrow slate. Under the guise of good faith settlement discussions, the Rofin Board requested, but never contacted, numerous references for SilverArrow’s slate and instead used private investigators using false pretenses to obtain information. Just one example is the allegation that one of our slate’s references is a relative of a nominee − this is utterly untrue.

The Rofin Board seems particularly threatened by the prospect of Thomas Limberger’s addition to the Board. Mr. Limberger has a track record of creating stockholder value by addressing many of the issues currently plaguing Rofin. He successfully led General Electric’s central european business operations for many years, managing a portfolio of businesses that in size and scope were far larger and more complex than Rofin’s. During Mr. Limberger’s tenure as CEO of Oerlikon AG, the company experienced a major turnaround, as evidenced by the increase in market capitalization of over 430%! Two months prior to his departure, Oerlikon announced that sales rose 42.7% to the highest level in six years and orders on hand had risen four-fold.

Despite the compelling results of Mr. Limberger’s turnaround efforts at Oerlikon, Mr. Limberger chose to resign as CEO due to a disagreement on strategy with Oerlikon’s Board. Oerlikon publicly confirmed that Mr. Limberger left of his own accord in its press release dated May 7, 2007. Rofin’s Board nonetheless falsely stated that Mr. Limberger was “dismissed” as CEO. The Rofin Board also asserts that Mr. Limberger’s leadership did not provide lasting improvements in Oerlikon’s business, but in the year of Mr. Limberger’s departure Oerlikon reported massive sales growth of 155% and EBIT growth of 53%. Mr. Limberger left Oerlikon in excellent shape for future growth. Mr. Limberger also led a similar turnaround at Von Roll during the 2008-2009 financial crisis. In addition to Mr. Limberger’s operational track record, he has sat on boards of multi-billion-dollar corporations such as SGS, a company with a current market capitalization of approximately $14.2 billion.

The Nominating Committee also dismissed the qualifications of Jordan Kovler, who we chose specifically for his experience with corporate governance and shareholder interactions. Mr. Kovler is a frequent speaker and thought leader in the field, having presented on numerous expert panels and written or co-authored many articles and presentations, while advising some of the largest publicly-traded companies in the world on corporate governance, investor relations, shareholder communications and M&A. The Rofin Board’s statement that Mr. Kovler “lacks any relevant experience that could effectively contribute to the Board's effort to increase stockholder value” is yet another example of the Rofin Board’s disdain for modern and proper corporate governance. The Rofin Board even cites a traffic infraction as an important factor in its determination of Mr. Kovler’s lack of qualifications. Yet, for the Rofin Board, very serious allegations of financial fraud made against a sitting director, Mr. Daniel Smoke, are seemingly of no consequence.

We see these attacks on our qualified nominees as a “sad” diversion by an entrenched board

Do not let Rofin’s Board sidetrack you from the real issues: It has failed to be an effective steward of stockholder value.

In all communications, the Rofin Board strongly advocates nothing more than the status quo and a continuation of its consistently weak performance. It praises Rofin’s past performance as though the Board has led Rofin to market leadership even though key data and figures consistently and convincingly show that Rofin is lagging its peers and that the Company’s value has decreased by over 50% during the last eight years. The Board, in effect, is saying to all Rofin investors: “It does not get any better than this for you.”

As we have previously noted and detailed in previous communications, during the lengthy tenure of its Board, Rofin has seen:

•	A significant underperformance of Rofin’s stock when compared to its peer group and broader relevant indices;
•	A deterioration of the Company’s relative sales and market share;
•	A history of weak operational performance;
•	A flawed corporate structure;
•	A misguided capital allocation strategy;
•	Limited transparency with respect to financial reporting; and
•	Corporate governance that has been compromised in favor of the interests of long-tenured Board members.

In the coming months, we will be soliciting stockholders to support our three nominees, our five corporate governance related stockholder proposals and sending stockholders our proxy materials, detailing all of the issues that we have highlighted to date and more. While we had previously submitted these stockholder proposals asking the Company to declassify the Board, allow stockholders to call special meetings, allow stockholders to act by written consent, adopt majority voting in uncontested elections and adopt a simple majority voting standard, we note that yesterday the Company announced the adoption majority voting in uncontested director elections. This is only a small reactionary step in the needed transformation of the Company and the Board and we do not want stockholders to incorrectly assume that this decision reflects a genuine desire of the Board to improve corporate governance. We urge you to support all of our directors and stockholder proposals. We look forward to continuing our efforts to fix Rofin.

If you would like to meet with us or discuss our views on the Company in greater detail, please feel free to contact D.F. King & Co., Inc., which is assisting us, toll-free at (866) 796-7186, call collect at (212) 269-5550 or email fixrofin@dfking.com. In the meantime, we urge you to reach out to the Company and reinforce our request for new independent board members.

Additional Information and Where to Find It

SilverArrow Capital Advisors LLP (“SilverArrow Advisors”), collectively with Thomas Limberger, Jordan Kovler, Gebhard Rainer, Robert Schimanko and the other individuals and entities referred to in Amendment No. 1 to the Schedule 13D relating to these potential participants, which was filed with the Securities and Exchange Commission on October 8, 2015, are potential participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Rofin-Sinar Technologies, Inc. (the “Company”). SilverArrow Advisors has filed a preliminary proxy statement (the “2016 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

Information relating to potential participants, including their direct or indirect interests, by security holdings or otherwise, is contained in the Amendment No. 1 to the Schedule 13D and will be included in the definitive 2016 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive 2016 Proxy Statement with the SEC, SilverArrow Advisors intends to mail the definitive 2016 Proxy Statement and a proxy card pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by SilverArrow Advisors with respect to the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov) or by writing to SilverArrow Capital Advisors LLP, 3 More London Riverside, 1st Floor, London SE1 2RE, United Kingdom.

Investor Contacts:

SilverArrow Capital Advisors LLP

Sven Ohligs (Partner): +44 (0) 20 3637 2185 or ohligs@silverarrowcapital.com

D.F. King & Co., Inc.

Richard Grubaugh (Senior Vice President): +1 (212) 493-6950 or rgrubaugh@dfking.com

Michael Madalon (Assistant Vice President): +1 (212) 269-5732 or mmadalon@dfking.com

About SilverArrow Capital Advisors LLP

SilverArrow Capital Advisors LLP is an entity of SilverArrow Capital Group. SilverArrow Capital Group is a group of investment advice and private investment firms focusing on advisory and consultancy services in industrial growth sector investments, real estate and infrastructure projects.

SilverArrow Capital Group brings value to its private investors and partners by executing a proven activist investment strategies in industrial growth companies. SilverArrow Capital Group provides investors selected exposure to real estate through a focused range of investments tailored to their requirements. For further information please visit www.silverarrowcapital.com.

SilverArrow Capital Advisors LLP, a limited liability partnership registered in England & Wales under registration number OC379903 with its registered office at 3 More London Riverside London SE1 2RE. A list of SilverArrow Capital Advisors LLP’s members is available on request.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

SilverArrow Advisors and the other Participants (as defined below) intend to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the Annual Meeting.

The Participants in the proxy solicitation are anticipated to be SilverArrow Capital Advisors LLP, SilverArrow Capital Holding Ltd., SAC Jupiter Holding Ltd., Pluto Fund Limited, Abdullah Saleh A. Kamel, Osama H. Al Sayed, Thomas Limberger, Jordan Kovler, Gebhard Rainer and Robert Schimanko (collectively, the “Participants”).